SonicWALL, Inc.
DISTRIBUTION AGREEMENT

SonicWALL, Inc. ("SonicWALL") and Alternative Technology, Inc. ("Distributor") agree to the terms and conditions of this Distribution Agreement ("Agreement"). The Agreement authorizes Distributor to acquire Products from SonicWALL, identified in the then-current SonicWALL Price List, and market them directly to Resellers.

SonicWALL manufactures and sells Products, some of which may include third party products licensed to SonicWALL.

1.     DEFINITIONS

a.	"Distributor" is a business entity which markets and distributes Products acquired directly from SonicWALL.
b.	"Defined Area" means countries listed in attachment A, and shall further specifically exclude any countries prohibited by U.S. Government restrictions.
c.
"Products" mean the current and future versions of SonicWALL's products as identified in the then-current edition of the SonicWALL Price List, which is hereby incorporated into this Agreement by reference that are made available to Distributor under the terms and conditions of this Agreement. Products covered by this agreement are listed in attachment A.

d.
"Point of Sale Report" means a report provided by Distributor to SonicWALL which is in a SonicWALL approved format, and which includes, (i) the submitter name. (ii) the "ship to" destination zip code, other applicable postal identification code and "ship to" company name, (iii) the part number (iv) the quantity sold and (v) the date sold, (vi) the current inventory on hand and backlog by part number.

e.	"Agreement" is used to describe this set of covenants, promises, understandings, obligations, price lists, and other named documents, as may be added from time to time.
f.
"Confidential Information" means the information and materials which are marked by SonicWALL or orally described as confidential or proprietary, and any trade secrets or know-how disclosed to the Distributor as a result of and under the terms and conditions of this Agreement.

2.    APPOINTMENT. Distributor shall have the non-exclusive right to purchase the Products identified in Attachment A for marketing and resale to resellers within the Defined Area.

3.    TERM OF AGREEMENT. This term of this Agreement is for a period of one (1) year, unless terminated earlier as provided in the Agreement, and will commence on the date it is executed by an authorized SonicWALL signatory and will automatically renew in twelve (12) month increments. The acceptance of any purchase order by SonicWALL after the termination date will be construed as extending the Agreement on a month-to month basis, with month-to-month Agreement subject to termination at any time by either party upon thirty (30) days' prior written notice.

4.    PRODUCTS AND PRICES

a.
Eligible Products.  Distributor may market the Products identified in Attachment A. SonicWALL reserves the right at any time to make changes or modifications to any Products, including those which are required (i) for security, or (ii) to facilitate performance in accordance with specifications.

b.
Prices.  The prices at which Distributor may acquire the Products are listed on the appropriate and then-current SonicWALL price list, which may be subject to discount as per Attachment A. SonicWALL reserves the right to add or withdraw Products from its price lists. Price changes will become effective thirty (30) days after being issued, or will become effective as indicated on the notification of price change. Orders requesting delivery after the effective date of a price increase will be charged at the increased price. In the event of a price decrease, all inventory acquired by Distributor from SonicWALL before the price decrease and not yet sold or under a contract for sale will be granted price protection. The difference between the price existing immediately prior to the decrease, less any prior credits, and the new price will be credited to Distributor account. Price protection will not be granted in the case of a temporary price decrease or a special promotion.

c.
Taxes.  Prices are exclusive of all applicable taxes. Distributor agrees to pay all taxes associated with the marketing, sublicensing and delivery of the Products ordered, including but not limited to sales, use, excise, added value and similar taxes and all customs, duties or governmental impositions, but excluding taxes on SonicWALL's net income.

5.    MARKETING, END USER SATISFACTION AND SUPPORT

a.
Use of SonicWALL Marks, Trade Names.  For purposes of this Agreement Marks shall mean all trademarks, service marks, logos, designations and insignias of SonicWALL and/or any third party licenser to SonicWALL. Marks, Trade Names and Patents shall mean collectively those of SonicWALL and any third party licenser to SonicWALL. Distributor is authorized to use the SonicWALL Marks applicable to the Products under this Agreement, but only in accordance with SonicWALL policies and only during this Agreement term. Distributor is not authorized to use any SonicWALL Trade Names without prior written consent of SonicWALL. Upon expiration or termination of this Agreement, Distributor agrees to cease all display, advertising, and use of any and all SonicWALL Trade Names and Marks. Distributor warrants that all identifying signs, literature, logos or other evidence linking Distributor and SonicWALL shall be removed, returned to SonicWALL at SonicWALL's expense, or destroyed upon termination of this Agreement. Distributor further agrees not to alter, erase or overprint any notice provided by SonicWALL and not to attach any additional Marks without the prior written consent of SonicWALL or affix any SonicWALL Marks to any non-SonicWALL Product. Distributor hereby recognizes SonicWALL's ownership and title of all Marks, Trade Names and Patents and goodwill attaching to the Marks, Trade Names and Patents. Distributor will act consistently with these rights and act to preserve them in the course of marketing and sales of the Products. Distributor agrees that any goodwill which accrues because of Distributor's use of the Trade Names and/or Marks will become SonicWALL's property. Distributor agrees not to contest SonicWALL's Marks or Trade Names, or make application for registration of any SonicWALL Marks or Trade Names without SonicWALL's prior written consent. Distributor agrees not to use, employ or attempt to register any Trademarks or Trade Names which are confusingly similar to SonicWALL's Marks or Trade Names.

b.
Sales and Support.  Distributor agrees that it will make maximum application of its resources to promote the distribution and sale of the applicable Products. Distributor's efforts to promote, sell, and support the Products shall include, but shall not be limited to:

o
Marketing Products in activities approved by SonicWALL in writing prior to the activity, informing existing customers and potential customers regarding Products, assisting and counseling customers in the selection and use of Products; and reporting to SonicWALL promptly and in writing all suspected and actual problems with any product;

o
Distributor shall send monthly SonicWALL format Point Of Sale and inventory reports to SonicWALL detailing, by Product model, part number, quantity, customer zip code, other applicable postal identification code and customer name, date of shipment, and quantity of on-hand inventory;

o
Retain all Shipment Reports for five years after the date of sale, and assist SonicWALL, upon request, in tracing a product to a sub-Distributor or reseller, in order to distribute critical product information, locate a product for safety reasons, or discover unauthorized marketing or infringing acts;

o	Conduct business in a manner which reflects favorably at all times on the Products, goodwill, and reputation of SonicWALL.

6.    MARKET DEVELOPMENT FUNDS (MDF)

SONICWALL shall provide Market Development Funds ("MDF") equal to 3% of Distributor's net purchases from SONICWALL. The amount of MDF available shall be calculated on a quarterly basis and can be used for marketing activities in the Defined Area by the Distributor. Distributor must get written approval from SONICWALL for any marketing activity expenditure, which will be paid for with MDF. Payment with MDF by SONICWALL to Distributor shall be in a form of a credit note applied to Preferred Partner's account. MDF accrued in one calendar quarter must be used within 1 year of the end of the quarter in which it was earned; any remaining MDF shall expire thereafter.

7.    PLACING ORDERS &TERMS OF PAYMENT

a.
Financial Information & Credit.  At SonicWALL's request, Distributor agrees to provide such information and evidence of financial security as reasonably required by SonicWALL for the purpose of the Distributor's establishing and/or maintaining an open account with SonicWALL. SonicWALL reserves the right to require, as a condition for accepting any order or shipping any Product to Distributor, prepayment or a letter of credit or similar instrument confirming by such bank or other institution as SonicWALL, in its sole discretion, may deem acceptable to assure payment on behalf of Distributor. SonicWALL reserves the right to set the credit limit at any level deemed prudent and may increase or decrease the line of credit at any time, at its sole discretion. Payment terms are NET 30 days from date of invoice, in U.S.Dollars. Invoices not paid when due shall accrue interest, at the rate of 1.5% per month or the maximum rate allowed by law, whichever is less. All Products ordered in excess of the credit limit shall be paid for in a method acceptable to SonicWALL in advance of shipment. Repeated or persistent late payments are sufficient cause for: (1) forfeiture of any discounts earned or granted under this agreement; (2) the revocation of credit terms with SonicWALL; (3) termination of this agreement between the distributor and SonicWALL, such action being solely the right of SonicWALL; (4) or any combination of the foregoing, as SonicWALL sees fit to apply or exercise.

b.
Acceptance of Orders.  All orders shall be subject to acceptance in writing by SonicWALL at its principal place(s) of business and shall not be binding until the earlier of such acceptance or shipment, and, in the case of acceptance by shipment, only as to the portion of the order actually shipped. Should orders for Products exceed SonicWALL's available inventory, SonicWALL may allocate available inventory and make shipment on a basis SonicWALL deems equitable, without liability on account of the method of allocation chosen or its implementation.

c.
Cancellation of Orders.  Except for orders for special configurations, orders accepted by SonicWALL may be canceled without penalty by giving written notice of cancellation to SonicWALL at least five (5) days prior to the scheduled shipment date. Orders canceled less than five (5) days prior to the scheduled shipment date may be subject to a cancellation payment of fifteen percent (15%) of the invoice value of the canceled order. In no event may any order or any portion of an order be canceled after shipment.

d.
Product Availability.  SonicWALL will use reasonable efforts to fill orders for Products and meet requests for shipment dates, subject to product availability and consistent with SonicWALL production and supply schedules. However, SonicWALL will not be liable for any damages to Distributor or to any third party for failure to fill any orders or for any delay in delivery or error in filling any orders for any reason whatsoever. SonicWALL will ship products, unless otherwise agreed in writing, to Distributor designated locations. Distributor may change the designated locations at any time prior to the estimated shipment date. SonicWALL may not be able to honor a notice, however, unless it is in writing and received at least fifteen (15) days prior to the estimated shipment date. The right to change Distributor designated locations does not include any right to drop ship to customer sites.

e.
Delivery.  All orders will be F.O.B. SonicWALL facilities. All freight, insurance, and other shipping expenses, as well as any special packing expenses, shall be paid by Distributor. SonicWALL will ship Products to Distributor designated location unless otherwise stated. Shipment to locations other than Distributor designated locations will be handled on a case-by-case basis and may incur a special handling fee. The Products will be shipped to the Distributor PREPAY AND ADD via the most practical route as determined by SonicWALL considering freight costs and the required date of delivery unless specific, written routing instructions are received by SonicWALL five (5) days prior to shipment.

f.
Title & Risk of Loss.  Title to the Products, exclusive of the rights retained under this Agreement in Marks, Patents, Copyrights, Trade Names, Trade secrets and intellectual property, and all risk of loss shall pass to Distributor upon shipment to Distributor or delivery to the common carrier. SonicWALL will have no liability for the choice of carrier, delays in transit or loss of goods in transit.

g.
Invoice Disputes.  Distributor agrees to give SonicWALL written notice of any dispute concerning any invoice issued by SonicWALL within thirty (30) days from the date of the invoice, or SonicWALL may conclusively presume the invoice to be accurate.

8.     RETURNS

a.
Defective Products/Dead on Arrival (DOA).  Distributor shall have the right to return to SONICWALL for Return Credit any DOA product that is returned to Distributor within thirty (30) days after the initial delivery date to Distributor's customer. Distributor shall bear all costs of shipping and risk of loss of DOA and in-warranty products to SONICWALL's location.

b.
Obsolete or Outdated Product.  Distributor shall have the right to return the Return Credit all products that become obsolete that have been in Distributor's inventory for less than 90 days. Distributor shall bear all costs of shipping and risk of loss products to SONICWALL's location.

c.
Stock Balance.  Distributor may return overstocked inventory once per quarter. Returns must be no greater than 10% of the net quarterly purchases for the preceding quarter. Products returned must be unused, undamaged, sealed in their original packages and in merchantable condition. An offsetting Purchaser Order must accompany the Stock Balance Return request. Distributor shall bear all costs of shipping and risk of loss of products returned to SONICWALL’s location.

d.
Return Materials Authorization (RMA) Number.  Distributor must request and obtain an RMA number from SONICWALL before returning any product. Any product received by SONICWALL without an RMA number shall be returned to Distributor at Distributor's cost.

9.     INTELLECTUAL PROPERTY RIGHTS & INDEMNIFICATION

a.
Software.  When marketing software acquired under this Agreement, Distributor agrees to exercise its best efforts (but no less than reasonable efforts) to ensure that each reseller and/or end user receiving the software through Distributor understands, and agrees to be bound by the applicable Product Software License Agreement which accompanies the software. For purposes of this Agreement, "software" includes firmware and software stored in ROMs. Distributor agrees to be bound by the applicable Software License Agreement with respect to all Software put to Distributor's internal use.

b.
Indemnification.  SonicWALL agrees to indemnify, defend, and hold Distributor harmless from any and all damages, liabilities, costs and expenses incurred by Distributor as a result of any claim, judgment or adjudication against it which provides that the Products, Trade Names or the Marks, appropriately used by Distributor in connection with marketing the Products, infringe any U.S. trademark, U.S. copyright or U.S. patent of any third party, provided: (i) Distributor promptly notifies SonicWALL in writing of the claim: and (ii) Distributor agrees that SonicWALL shall have the sole control of the defense of any action and all negotiations for settlement and compromise.

c.
Actual or Potential Infringement.  Should the Products, or the operation of the Products, become, or in SonicWALL's opinion be likely to become, the subject of infringement of any U.S. trademark, U.S. copyright or U.S. patent, SonicWALL, at its option and expense, will either procure for Distributor the right to continue using the Products, replace or modify them so that they become non-infringing, or grant a credit for the Products.

d.
Disclaimer.  The above states the entire liability of SonicWALL with respect to infringement of patents, copyrights, trademarks or any other form of intellectual property right by any product supplied by SonicWALL.

e.
Proprietary Nature of Products & Ownership.  No title to or ownership of software acquired under this Agreement or proprietary technology in hardware acquired under this Agreement is transferred to Distributor. Notwithstanding any provision of this Agreement to the contrary, SonicWALL or the licenser through which SonicWALL obtained the rights to distribute the Products, or any portion thereof, owns and retains all title and ownership of all intellectual property rights in the Products, including all software, firmware, software master diskettes, copies of software, documentation and related materials which are acquired, produced or shipped by SonicWALL under this Agreement, and all modifications to and derivative works from software acquired under this Agreement made by Distributor, SonicWALL, or any third party. SonicWALL does not transfer any portion of such title and ownership, or any of the associated goodwill to Distributor, and this Agreement shall not be construed to grant Distributor any right or license, whether by implication, estoppel or otherwise, except as expressly provided. Distributor agrees to bound by and observe the proprietary nature of the Products acquired under this Agreement and to take appropriate action by instruction or agreement with its employees, agents, contractors and sublicensees who are permitted access to the Products to fulfill such obligations under this Agreement. Except as set forth in this Agreement, or as may be permitted in writing by SonicWALL, Distributor shall not provide SonicWALL supplied Products or any part or copies of such Products to any third party without the prior written consent of SonicWALL.

f.
Product Tampering.  Distributor will not de-compile, reverse engineer, reverse compile, modify or perform any similar type of operation on any software, firmware or hardware acquired under this Agreement, without the prior written consent of SonicWALL. Any such works are derivative works and as such are the sole and exclusive property of SonicWALL or its licenser.

g.	Injunctive Relief. SonicWALL will be irreparably harmed by a violation of Section 9a., e., or f., of this Agreement, will have no adequate remedy at law, and will be entitled to injunctive relief.
h.
Confidential Information.  The parties agree that any Confidential Information provided under this Agreement shall be held and maintained in strict confidence. Each party agrees to protect the confidentiality of such information in a manner consistent with the way a reasonable person would protect similar Confidential Information. Confidential information means the information and materials noticed or marked by either party as confidential and proprietary.

i.
Infringement by Third Party.  In the event Distributor becomes aware of any infringement or potential infringement of SonicWALL's intellectual property rights by a third party, Distributor agrees to promptly report such infringement or potential infringement to SonicWALL. In such case, Distributor agrees to assist SonicWALL in any reasonable way in investigating and/or enforcing SonicWALL's rights against such infringing party in exchange for payment by SonicWALL of Distributor's reasonable out-of-pocket expenses.

10.     WARRANTIES

a.
Statement of Limited Warranty.  SonicWALL and its licensers provide warranties for hardware in the Statement of Limited Warranty which accompanies all hardware products and warranties for software in the Software License Agreement which accompanies the software included in the Product. Each SonicWALL and its licensers' Statement of Limited Warranty and each Software License Agreement distributed with the Products are incorporated into this Agreement by reference. SonicWALL extends the applicable warranties through Distributor to resellers and end users. Distributor is responsible to provide, or cause to be provided, a copy of the applicable Statement of Limited Warranty or Software License Agreement to resellers and/or end users for their review at the time of installation or delivery.

b.
Warranty Representations.  Distributor is not authorized to make any warranty commitment on SonicWALL's behalf, whether written or oral, other than those contained in the applicable Statement of Limited Warranty or Software License Agreement. SonicWALL may authorize Distributor to market Products for which warranty service is provided by 1) Distributor, 2) SonicWALL, 3) a SonicWALL selected third party, or 4) some combination of these providers of warranty service.

11.     Limitation of Warranties.  The warranties described in the applicable SonicWALL Statement of Limited Warranty or Software License Agreement and section 7 above are in lieu of all other warranties, express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

12.     Limitation of Remedies.  SonicWALL's entire liability and Distributor's exclusive remedy for any claims concerning this agreement and products acquired under this agreement are set forth in this section. Notwithstanding anything to the contrary in this agreement, neither party shall be liable to the other party for any indirect, incidental, or consequential damages (including lost profits) sustained or incurred in connection with this agreement and the Products that are subject to this agreement regardless of the form of action and whether or not such damages are foreseeable.

a.
Hardware.  In all situations involving performance or non-performance of hardware acquired under this Agreement, Distributor's remedy is return for full credit of the hardware, adjustment or repair of the hardware or replacement parts of the hardware by SonicWALL. If, after repeated efforts, SonicWALL is unable to place the hardware in good working order, all as warranted, Distributor will be entitled to recover direct damages to the limits set forth in this Section. For any other claim concerning performance or non-performance by SonicWALL in any way related to, or arising from, this Agreement, or any purchase order under this Agreement, Distributor will be entitled to recover actual damages to the limits set forth in this Section.

b.
Software.  SonicWALL's liability and Distributor's exclusive remedy for software acquired under this Agreement are set forth in the applicable Software License Agreement. The Software License Agreement in effect at the time when the event occurs which causes the damage.

c.
Aggregate Liability.  SonicWALL's liability for direct damages to Distributor for any cause whatsoever, under Section 9(b) above or as otherwise stated herein, and regardless of the form of action, will be limited to the price, less discount, of the product that caused the damages or gave rise to the cause of action. This limitation does not apply to the payment of claims by Distributor for personal injury or damage to real property or tangible personal property caused by SonicWALL's negligence.

13.   DEFAULT/TERMINATION

a.
Default.  In addition to any other rights or remedies which may be available at law or in equity, either party may terminate this Agreement upon an event of default by the other party. Events of default include: (i) if either party fails to observe any term or condition under this Agreement and such failure continues for thirty (30) days following receipt of written notice from the other party; (ii) If Distributor is acquired by or comes under the control of different ownership, is dissolved, or is involved in a reorganization; (iii) If Distributor is not paying its debts as they become due, becomes insolvent, files or has filed against it a petition (or other document) under any Bankruptcy Law or similar law, makes a general assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession of any of Distributor's property or business.

b.	Termination for Convenience. Either party may terminate this Agreement solely for convenience upon thirty (30) days prior written notice.
c.
Effect of Termination on Obligations. Termination of this Agreement shall not affect any pre-termination obligations of either party under this Agreement and any such termination is without prejudice to the enforcement of any undischarged obligations existing at the time of termination. Notwithstanding the above, in the event SonicWALL terminates this Agreement for default all charges accrued by Distributor will become immediately due and payable. Regardless of any other provision of this Agreement, SonicWALL will not by reason of the termination of this Agreement be liable for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases, or commitments in connection with Distributor's business or goodwill, or otherwise.

14.    GENERAL PROVISIONS

a.
Force Majeure.  If either party shall be prevented from performing any portion of this Agreement (except the payment of money) by causes beyond its control, including without limitation, labor disputes, civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or services, or acts of God, such party shall be excused from performance for the period of the delay and for a reasonable time thereafter.

b.	Survivor of Terms. The provisions of this Agreement which by their nature extend beyond the termination of this Agreement will survive and remain in effect until all obligations are satisfied.
c.	Waiver. No waiver of any right or remedy on one occasion by either party shall be deemed a waiver of such right or remedy on any other occasion.
d.
Superior Agreement.  This Agreement shall not be supplemented or modified by any course of dealing or usage of trade. Variance from or addition to the terms and conditions of this Agreement in any purchase order or other written notification from Distributor will be, of no effect whatsoever.

e.
Assignment.  This Agreement is not assignable by Distributor, in whole or in part, without SonicWALL's prior written consent, which shall not be unreasonably withheld. Any attempted assignment without such written consent shall be null and void.

f.
Notice.  All notices required under this Agreement (except those relating to product pricing, changes and upgrades) shall be deemed effective when received and made in writing by either (i) registered mail, (ii) certified mail, return receipt requested, or (iii) overnight mail, appropriately directed to the attention of the party executing this Agreement or that person's successor.

g.
Severability.  If any term, provision, or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions will continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated. The parties further agree to substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

h.
Independent Contractors.  Each party acknowledges that both parties to this Agreement are independent contractors and that it will not, except in accordance with this Agreement, and represent itself as an agent or legal representative of the other.

i.
Government Approval.  Distributor shall obtain all approvals and handle all filings required by the national and local governments within the Defined Area with respect to the performance of this Agreement and the sale of the Products in the Defined Area, including, without limitation, any notification to any Fair Trade Commission required under law.

j.
Export Compliance.  The rights and obligations of Distributor shall be subject to such United States laws and regulations as shall from time to time govern the license and delivery of technology abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, and the Export Administration regulations issued by the Department of Commerce, International Trade Administration, Office of Export Administration. Distributor shall certify that it shall not, directly or indirectly, export or re-export or transship the Products or any parts or copies thereof in such manner as to violate such laws and regulations in effect from time to time. Distributor shall indemnify and hold harmless SonicWALL from and against any and all losses, claims, and expenses incurred by SonicWALL as a result of breach of Distributor's obligations under this Sectionl4(j).

k.
Attorney's Fees.  Each party agrees to pay the other's attorney's fees and costs of litigation if the original party, for any cause whatsoever, brings suit against the other party and the other party is finally adjudicated not to have liability.

l.
Records Examination.  Distributor agrees to allow SonicWALL to examine its records to determine compliance or noncompliance with the Agreement. Any examination will be at the expense of SonicWALL and will be solely for the purpose of ensuring compliance with the Agreement. Any examination will be conducted only by an authorized representative of SonicWALL, and will occur during regular business hours at Distributor's offices and will not interfere unreasonably with Distributor's business activities. Examinations will be made no more frequently than quarterly, and SonicWALL will give Distributor ten (10) days written notice of the date of the examination and the name of the SonicWALL authorized representative who will be conducting the examination. All information obtained by the SonicWALL authorized representative conducting the audit will be maintained confidential by the representative. The examiner will give Distributor and SonicWALL an examination report containing only the information necessary to indicate compliance or non-compliance with the Agreement.

m.
Jurisdiction.  This Agreement shall be governed by the laws of the State of Utah, and any dispute shall be adjudicated in the courts of appropriate jurisdiction in the City of Alexandria, Virginia, United States of America.

This Agreement supersedes all prior communications or understandings between Distributor and SonicWALL and constitutes the entire agreement between the parties with respect to the matters covered herein. The headings provided in this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

ACCEPTED THIS                                                                ACCEPTED THIS

18th day of April, 2002                                                        20th day of December, 2000
SonicWALL. Inc.                                                                Alternative Technology, Inc.
COMPANY NAME                                                             COMPANY NAME

 SIGNATURE                                                                           SIGNATURE

Ronald E Heinz JR.                                               Michael A. Wallace, CFO
PRINTED NAME                                                                PRINTED NAME

1160 Bordeaux Drive                                                 7800 East Iliff
Sunnyvale. CA 94089                                               Denver, CO 80231
ADDRESS                                                                    ADDRESS

ATTACHMENT A

DEFINED AREA (S)
USA

PRODUCTS
SONICWALL PRODUCTS

PRICES
25% off srp

SonicWALL Products

For more information on Access Security Products: SonicWALL 888-557-642
For more information on transaction Security Products: SonicWALL 800-925-4266

SonicWALL Price List

Access Security Products	SonicWALL PN	Retail
Internet Security Appliances		
SonicWALL TELE2	01-SSC-2800	$595
NFR SonicWALL TELE2	01-SSC-2803	$295
SonicWALL SOHO2 (10-User)	01-SSC-2810	$495
NFR SonicWALL SOHO2 (10-User)	01-SSC-2814	$250
SonicWALL SOHO2 (50-User)	01-SSC-2820	$995
SonicWALL XPRS2	01-SSC-2830	$1,795
NFR SonicWALL XPRS2	01-SSC-2834	$895
SonicWALL PRO	01-SSC-2650	$2,995
NFR SonicWALL PRO	01-SSC-2652	$1,495
SonicWALL PRO-VX	01-SSC-2655	$4,995
NFR SonicWALL PRO-VX	01-SSC-2658	$2,495
SonicWALL PRO to PRO-VX Upgrade	01-SSC-2730	$1,995
VPN		
SonicWALL VPN for SonicWALL SOHO/SOHO2	01-SSC-2595	$495
SonicWALL VPN for SonicWALL DMZ & XPRS/XPRS2	01-SSC-2596	$695
SonicWALL VPN Client single user license	01-SSC-2613	$75
SonicWALL VPN Client 10-pack	01-SSC-2610	$545
SonicWALL VPN Client 50-pack	01-SSC-2616	$2,295
SonicWALL VPN Client 100-pack	01-SSC-2617	$3,995
Content Filter Subscription		
Content Filter Subscription for 5 Node SonicWALL Products	01-SSC-2733	$75
Content Filter Subscription for 10 Node SonicWALL Products	01-SSC-2560	$175
Content Filter Subscription for 50 Node SonicWALL Products	01-SSC-2563	$495
Content Filter Subscription for Unlimited Node SonicWALL Products	01-SSC-2566	$695
Network Anti-Virus		
SonicWALL Network Anti-Virus (10 Users)	01-SSC-2740	$325
SonicWALL Network Anti-Virus (50 Users)	01-SSC-2741	$1,625
SonicWALL Network Anti-Virus (100 Users)	01-SSC-2742	$2,995
High Availability		
SonicWALL High Availability Upgrade for the SonicWALL PRO	01-SSC-2790	$995
Global Management System		
SonicWALL GMS Base Package (Software + 25 Node License)	01-SSC-3300	$4,995
SonicWALL GMS 25 node license upgrade	01-SSC-3301	$4,495
SonicWALL GMS 100 node license upgrade	01-SSC-3303	$14,995
Node Upgrade		
Node Upgrade – 10 Node to 50 Node	01-SSC-2572	$650
Node Upgrade – 10 Node to Unlimited Node	01-SSC-2573	$1,300
Node Upgrade – 50 Node to Unlimited Node	01-SSC-2574	$750
Extended Warranty & Premium Support		
1 Year Ext. Warranty for 5 & 10 Node SonicWALL Products	01-SSC-2665	$80
1 Year Ext. Warranty for 50 Node SonicWALL Products	01-SSC-2666	$135
1 Year Ext. Warranty for SonicWALL XPRS/XPRS2 & DMZ	01-SSC-2668	$220
1 Year Ext. Warranty for SonicWALL PRO	01-SSC-2669	$370
1 Year Extended Warranty for SonicWALL PRO-VX	01-SSC-2679	$595
1 Year Prem. Support for SonicWALL 5 & 10 Node SonicWALL Products	01-SSC-2860	$145
1 Year Prem. Support for 50 Node SonicWALL Products	01-SSC-2861	$245
1 Year Prem. Support for SonicWALL XPRS/XPRS2 & DMZ	01-SSC-2863	$395
1 Year Prem. Support SonicWALL PRO	01-SSC-2864	$675
1 Year Prem. Support for SonicWALL PRO-VX	01-SSC-2865	$995
Transaction Security Products – For Information please call SonicWALL Salt Lake, UT at 1-800-925-4266		
SSL Accelaration & Load Balancing PCI Cards and Appliances		
SonicWALL SSL Accelerator – PCI Card	01-SSC-5100	$2,995
NFR SonicWALL SSL Accelerator – PCI Card	01-SSC-5101	$1,495
SonicWALL SSL Accelerator – Internet Appliance	01-SSC-5110	$4,995
NFR SonicWALL SSL Accelerator – Internet Appliance	01-SSC-5111	$2,495
SonicWALL Load Balancer – PCI Card	01-SSC-5000	$2,495
NFR SonicWALL Load Balancer – PCI Card	01-SSC-5001	$1,250
SonicWALL Load Balancer – Internet Appliance	01-SSC-5010	$3,495
NFR SonicWALL Load Balancer – Internet Appliance	01-SSC-5011	$1,750